Exhibit 99.1

eHealth Announces Appointment of Randall S. Livingston as New Independent Director

MOUNTAIN VIEW, CA, December 19, 2008 – eHealth, Inc. (NASDAQ: EHTH) announced today that Randall S. Livingston has been appointed as an independent director to eHealth’s Board of Directors.

Mr. Livingston is the vice president for business affairs and chief financial officer of Stanford University and has served in this role since 2001. From 1999 to 2001, Mr. Livingston served as executive vice president and chief financial officer of OpenTV Corp., a provider of interactive television software and services. Mr. Livingston also serves as a member of the board of directors of Genomic Health and has served on this board since October 2004. Mr. Livingston received a B.S. in mechanical engineering from Stanford University and an MBA from the Stanford Graduate School of Business.

“We are excited to have Randy join our board with his strong background in finance and business operations. From running the business side of one of the country’s largest and most prestigious universities to guiding the financial performance of leading technology companies, Randy has a wealth of experience from which we can draw,” said Gary Lauer, Chief Executive Officer and Chairman of the Board of Directors of eHealth.

Mr. Livingston will be replacing Sheryl Sandberg, who resigned from eHealth’s Board of Directors effective December 17, 2008 so that she could devote more of her time to her personal and professional obligations. Ms. Sandberg has served as a director since May 2006.

“I also want to thank Sheryl for her contributions to eHealth,” said Lauer. “Her strategic insight has been invaluable to the company’s continued growth and industry leadership.”

About eHealth

eHealth, Inc. (NASDAQ: EHTH) is the parent company of eHealthInsurance, the nation’s leading online source of health insurance for individuals, families and small businesses. Through the company’s website, www.ehealthinsurance.com, consumers can get quotes from leading health insurance carriers, compare plans side by side, and apply for and purchase health insurance. eHealthInsurance offers thousands of health plans underwritten by more than 180 of the nation’s leading health insurance companies. eHealthInsurance is licensed to sell health insurance in all 50 states and the District of Columbia. eHealthInsurance and eHealth are registered trademarks of eHealthInsurance Services, Inc.

For more information, please contact:

Kate Sidorovich

Director of Investor Relations

eHealth, Inc.

(650) 210-3111

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